Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information and notes thereto have been prepared by Serve Robotics Inc. (the “Company” or “Serve”) in accordance with Article 11 of Regulation S-X in order to give effect to the Merger (as defined below).

On January 19, 2026, Serve entered into a merger agreement (the “Merger Agreement”), by and among the Company, Delight Merger Sub, Inc., a direct wholly owned subsidiary of the Company (“Merger Sub”), Diligent Robotics, Inc. (“Diligent”), and Andrea Thomaz, an individual, solely in her capacity as the representative of the Indemnifying Securityholders (the “Securityholders’ Representative”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Diligent (the “Merger” or the “Transaction”), with Diligent continuing as the surviving corporation and becoming a wholly owned subsidiary of Serve. The preliminary purchase price of the Transaction is approximately $25.7 million, which includes $3.1 million of fair value of contingent earnout consideration tied to specified milestones. The closing of the Merger occurred on January 27, 2026 (the “Closing Date”).

The following unaudited pro forma condensed combined financial statements (the “Unaudited Pro Forma Condensed Combined Financial Statements”) present Serve’s pro forma results after giving effect to the acquisition of Diligent. These financial statements are based on the historical audited consolidated financial statements of Serve and Diligent, adjusted for transaction accounting entries required to reflect the Merger. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2025 gives effect to the Merger as if it had occurred on January 1, 2025, and the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2025 gives effect to the Merger as if it had occurred on that date. The pro forma adjustments include only those necessary to account for the Merger under applicable accounting standards.

The pro forma transaction accounting adjustments are based upon currently available information and certain assumptions that the Company’s management believes are reasonable and factually supportable as of the date of this filing. The Unaudited Pro Forma Condensed Combined Financial Statements are presented for informational purposes only and are not intended to present or be indicative of what the results of operations or financial position would have been had the events actually occurred on the date indicated, nor are they meant to be indicative of future results of operations or financial position for any future period or as of any future date. Future results may differ significantly from the pro forma amounts presented. The Unaudited Pro Forma Condensed Combined Financial Statements do not include any adjustments not otherwise described herein; they do not give effect to the potential impact of current financial conditions, or any anticipated revenue enhancements, cost savings, operating synergies or dis-synergies that may result from the Transaction. In the opinion of the Company’s management, all adjustments necessary for a fair statement of the pro forma financial information have been made.

These Unaudited Pro Forma Condensed Combined Financial Statements and accompanying notes should be read in conjunction with the following:

●	The historical audited consolidated financial statements included in Serve Robotics Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 12, 2026.

●	Diligent Robotics Inc.’s historical audited financial statements for the year ended December 31, 2025 that are included in Exhibit 99.1 to the Form 8-K/A.

SERVE ROBOTICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2025

(in thousands, except share and per share amounts)

	Serve Robotics, Inc. (Historical)	Diligent Robotics, Inc. (Historical)	Transaction Adjustments	Note 3 Ref	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$106,239	$1,052	$(20,095)	A	$87,196
Short-term marketable securities	127,170	-	-		127,170
Accounts receivable, net	851	621	-		1,472
Prepaid expenses	6,042	491	-		6,533
Unbilled receivables	-	36	-		36
Other receivables	696	-	-		696
Other current assets	77	-	-		77
Total current assets	241,075	2,200	(20,095)		223,180
Property and equipment, net	47,013	11,105	(372)	C	57,746
Long-term marketable securities	26,344	-	-		26,344
Intangible assets, net	31,313	-	6,000	D	37,313
Goodwill	15,530	-	11,768	E	27,298
Operating lease right-of-use assets	5,369	87	-		5,456
Other non-current assets	1,107	44	-		1,151
Total assets	$367,751	$13,436	$(2,699)		$378,488

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,014	$1,846	(239)	G	$6,621
Accrued liabilities	6,482	1,144	1,216	B	8,842
Deferred revenue	2	2,282	-		2,284
Note payable, current	-	11,957	(11,957)	G	-
Operating lease liabilities, current	1,800	56	-		1,856
Total current liabilities	13,298	17,285	(10,980)		19,603
Operating lease liabilities, non-current	3,454	36	-		3,490
Warrant liability	-	150	(150)	F	-
Deferred tax liabilities	255	-	-		255
Total liabilities	17,007	17,471	(11,130)		23,348

Redeemable convertible preferred stock (Series Seed-1 PrimeX, Seed-1X, Seed-2 PrimeX, Seed-2X, Seed-3 PrimeX, Seed-3X, AX, A PrimeX, BX, B PrimeX, B-2X, and B-3) $0.001 par value; 64,723,667 shares authorized, 55,616,257 shares issued and outstanding; aggregate liquidation preference of $114,899	-	106,205	(106,205)	F	-

Stockholders’ equity (deficit):
Preferred stock $0.0001 par value	-	-	-		-
Common stock, $0.0001 par value	7	5	(5)	A, F	7
Additional paid-in capital (includes $3.1 million equity-classified contingent consideration)	559,485	2,595	3,017	A, F	565,097
Accumulated other comprehensive income	138	-	-		138
Accumulated deficit	(208,886)	(112,840)	111,624	B, F	(210,102)
Total stockholders’ equity (deficit)	350,744	(110,240)	114,636		355,140
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$367,751	$13,436	$(2,699)		$378,488

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

SERVE ROBOTICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025

(in thousands, except share and per share amounts)

	Serve Robotics, Inc. (Historical)	Diligent Robotics, Inc. (Historical)	Transaction Adjustments	Note 3 Ref	Pro Forma Combined
Revenues	$2,651	$9,044	$-		$11,695
Cost of revenues	18,033	10,429	441	H, I	28,903
Gross loss	(15,382)	(1,385)	(441)		(17,208)

Operating expenses:
Research and development	45,267	6,789	-		52,056
General and administrative	37,118	5,653	321	H, I, K, L	43,092
Operations	12,101	2,811	1,410	H, I, L	16,322
Sales and marketing	2,901	3,683	-		6,584
Total operating expenses	97,387	18,936	1,731		118,054
Loss from operations	(112,769)	(20,321)	(2,172)		(135,262)
Other income (expense), net	7,752	(2,387)	1,932	J, M	7,297
Net loss before income taxes	(105,017)	(22,708)	(240)		(127,965)
Benefit from income taxes	3,656	-	-		3,656
Net loss	$(101,361)	$(22,708)	$(240)		$(124,309)

Earnings per share:
Weighted average common shares outstanding - basic and diluted	62,284,449			Note 4	62,481,921
Net loss per common share- basic and diluted	$(1.63)				$(1.99)

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

SERVE ROBOTICS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared in accordance with Article 11 of Regulation S-X to illustrate the pro forma effects of the Transaction.

The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2025 combine the historical audited consolidated statements of operations of the Company and the historical audited statement of operations of Diligent for such period, giving effect to (i) the Transaction, as if it had taken place on January 1, 2025, and (ii) the assumptions and adjustments described in the accompanying notes to these Unaudited Pro Forma Condensed Combined Financial Statements. The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2025 combines the historical audited consolidated balance sheet of the Company and the historical audited balance sheet of Diligent as of December 31, 2025, giving effect to (i) the Transaction, as if it had taken place on December 31, 2025, and (ii) the assumptions and adjustments described in the accompanying notes to these Unaudited Pro Forma Condensed Combined Financial Statements.

The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) with the Company treated as the accounting acquirer. As of the date of the Form 8-K/A, the Company has not completed the detailed valuation procedures necessary to finalize the required estimated fair values and estimated lives of the assets acquired, the estimated fair values of the liabilities assumed, and the related allocation of the purchase price. The effects of fair values and purchase price allocation contained within these statements are preliminary and are based on management’s estimates after initial consultations with valuation personnel and discussions with Diligent’s management. The final allocation of the purchase price will be determined after completion of an analysis to determine the estimated fair value of the assets acquired, liabilities assumed, and associated tax adjustments; the analysis is expected to be completed within a year of the closing of the Transaction. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments described in these notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

The Unaudited Pro Forma Condensed Combined Financial Statements, including the preliminary purchase price allocation, are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Transaction had been consummated on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition, or liquidity.

2. PRELIMINARY PURCHASE PRICE ALLOCATION

Preliminary purchase price

The Unaudited Pro Forma Condensed Combined Financial Statements reflect the preliminary allocation of the purchase price. The Merger Agreement provides for closing working capital and other adjustments to be completed after the Transaction. These adjustments, which could materially change the purchase price consideration of the Transaction, have yet to be finalized and are not reflected in the Unaudited Pro Forma Condensed Combined Financial Statements.

The fair value of the preliminary purchase price of approximately $25.7 million includes (i) the fair value of the Company’s common stock issued to the Diligent stockholders at closing, (ii) the estimated fair value of the contingent earnout consideration, and (iii) cash paid at closing. The fair value of the Company’s common stock issued at closing is based on the Company’s share price of $12.77 as of Closing Date.

(in thousands, except share and per share amounts)	Preliminary Purchase Price
Shares of Serve’s common stock issued	197,472
Price per share Serve’s common stock at acquisition date	$12.77
Fair value of Serve’s common stock issued	$2,522
Fair value of contingent earnout consideration	3,090
Cash consideration	20,095
Total preliminary purchase price	$25,707

Pro forma preliminary purchase price allocation

For purposes of developing the Unaudited Pro Forma Condensed Combined Financial Statements as of December 31, 2025, assets of Diligent, including identifiable intangible assets, and liabilities assumed, have been recorded at their estimated fair values. The allocation has not been finalized. The final determination of the estimated fair values is dependent upon certain valuations and other analyses that have not yet been completed and, as previously stated, could differ materially from the amounts presented in the Unaudited Pro Forma Condensed Combined Financial Statements. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Transaction.

The following table sets forth a preliminary allocation of the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed of Diligent (in thousands):

Pro Forma Preliminary Purchase Price Allocation
Assets acquired:
Cash and cash equivalents	$1,052
Accounts receivable	621
Prepaid expenses	491
Other current assets	36
Property and equipment	10,733
Intangible assets	6,000
Operating lease right-of-use assets	87
Other non-current assets	44
Total preliminary fair value of assets acquired	19,064
Liabilities assumed:
Accounts payable	1,607
Accrued liabilities	1,144
Deferred revenue	2,282
Operating lease liabilities	92
Total preliminary fair value of liabilities assumed	5,125
Total identifiable net assets	13,939
Goodwill	$11,768

3. TRANSACTION ADJUSTMENTS

The transaction adjustments included in the Unaudited Pro Forma Condensed Combined Balance Sheet are as follows:

A.	Represents the preliminary purchase price of $25.7 million made to the sellers pursuant to the Merger Agreement, which includes (i) the fair value of 197,472 Company’s common stock issued to the Diligent stockholders based on Closing Date closing price of the Company’s common stock, (ii) the estimated fair value of the contingent earnout consideration, and (iii) cash paid at closing. Refer to Note 2.

B.	Represents the accrual of Serve’s non-recurring transaction costs of $1.2 million related to the Transaction including fees expected to be paid for financial advisory services, legal services, and professional accounting services, that are not reflected in the historical financial statements as of the year ended December 31, 2025. These costs are expected to be incurred within twelve months from the consummation of the transaction.

C.	This adjustment records property and equipment at their estimated fair values, as determined in accordance with ASC 805. The fair value step-down resulted in a decrease of $0.4 million to property and equipment.

D.	Represents an adjustment to recognize the estimated fair value of the acquired identifiable intangible assets consisting of developed technology and trade name at a total estimated fair value of $6.0 million, which, as noted above, is preliminary and subject to change through the end of the measurement period. The preliminary fair value of developed technology and trade name was based on third-party preliminary studies utilizing income and market-based methodologies and corroborated with publicly available market benchmarks.

The preliminary fair value of identifiable intangible assets acquired in the combined company unaudited pro forma condensed combined financial information consists of the following:

(in thousands, except year data)	Estimated Useful Lives	Preliminary Fair Value
Preliminary fair value of intangible assets acquired:
Developed technology	6 years	$5,300
Trade name	4 years	700
Total fair value of intangible assets		$6,000

E.	Represents an adjustment to reflect the resulting goodwill that would have been recorded if the Transaction occurred on December 31, 2025.

F.	Represents the elimination of the historical equity of Diligent. In addition, upon closing, all outstanding Diligent warrants were cancelled. Accordingly, an adjustment of $150 thousand was recorded to remove the warrant liability.

G.	Reflects the settlement of Diligent’s indebtedness outstanding as of December 31, 2025.

The transaction adjustments included in the Unaudited Pro Forma Condensed Combined Statement of Operations are as follows:

H.	Represents an adjustment for the incremental depreciation benefit arising from the preliminary fair value adjustment to property and equipment for the year ended December 31, 2025. An adjustment of $62.6 thousand depreciation benefit was recorded to cost of revenues. An adjustment of $7.7 thousand depreciation expense was recorded to general and administrative expenses. An adjustment of $47.2 thousand depreciation benefit was recorded to operations expense. The total net $0.1 million depreciation benefit was calculated assuming that the various asset categories are depreciated on a straight-line basis over estimated useful lives ranging from 2.0 to 11.7 years. Substantially all of the property and equipment relates to machinery and equipment, which has an estimated weighted-average useful life of 3.7 years.

I.	Represents an adjustment of $0.5 million to cost of revenues, $0.2 million to general and administrative expenses, and $0.4 million to operations expenses to recognize incremental amortization expense as a result of recording the preliminary fair value of intangible assets recognized in the Merger. Intangible assets are amortized using a method consistent with the pattern of benefit. The developed technology and trade name intangible assets are being amortized over estimated useful lives of 6 years and 4 years, respectively.

J.	Reflects adjustments for removal of activity recorded in the historical financial statements of Diligent for the period ending December 31, 2025 related to loans settled in connection with the Merger, including $0.8 million of interest expense and $1.1 million related to removal of loss on issuance of loan recorded.

K.	Represents an adjustment for $1.2 million in transaction costs incurred by the Company since January 1, 2026, that are not reflected in the historical financial statements. Additionally, $0.5 million of transaction costs were incurred as of December 31, 2025, and are included in the historical audited consolidated balance sheet and statement of operations of the Company as of and for the year ended December 31, 2025.

L.	Represents an adjustment to reclassify $1.1 million of Robot depreciation expense from general and administrative expenses to operations expense in Diligent’s historical statement of operations for the year ended December 31, 2025, to conform Diligent’s presentation to that of the Company.

M.	Represents an adjustment of $8 thousand to remove the gain recognized as a result of the remeasurement of the fair value of the warrant liability during the year ended December 31, 2025.

4. PRO FORMA EARNINGS (LOSS) PER SHARE

The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2025. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted for the shares issued as part of the preliminary purchase price. The pro forma net loss increased due to the inclusion of Diligent’s net loss and adjustments discussed above resulting in an increase in the basic and diluted pro forma loss per share. The following table reflects the corresponding pro forma adjustments, in thousands, except share and per share amounts. For the year ended December 31, 2025, the pro forma weighted average shares outstanding and proforma net loss per share has been calculated as follows:

(in thousands, except share and per share amounts)	Year Ended December 31, 2025
Pro forma net loss attributable to combined company	$(124,309)
Historical weighted-average number of common shares outstanding:
Basic and Diluted	62,284,449
Serve’s common stock issued as part of preliminary purchase price	197,472
Pro forma weighted-average number of common shares outstanding:
Basic and Diluted	62,481,921
Pro forma net loss per common share:
Basic and Diluted	$(1.99)